Exhibit 1

AGREEMENT OF JOINT FILING

This joint filing agreement (this “Agreement”) is made and entered into as of this 12th day of February 2024, by and among Frontier TopCo Partnership, L.P., Frontier TopCo GP, LLC, and EQT Fund Management S.à r.l.

The parties to this Agreement hereby agree to prepare jointly and file timely (and otherwise to deliver as appropriate) all filings on any Form 3, Form 4, Form 5 or Schedule 13D or Schedule 13G, and any and all amendments thereto and any other document relating thereto (collectively, the “Filings”) required to be filed by them pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Each party to this Agreement further agrees and covenants to the other parties that it will fully cooperate with such other parties in the preparation and timely filing (and other delivery) of all such Filings.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

Dated: February 12, 2024

Frontier TopCo Partnership, L.P.
By: Frontier TopCo GP, LLC, its general partner

By:	/s/ Vilune Mackeviciute
Name: Vilune Mackeviciute
Title: Secretary

By:	/s/ Joseph Turley
Name: Joseph Turley
Title: Treasurer

Frontier TopCo GP, LLC

By:	/s/ Vilune Mackeviciute
Name: Vilune Mackeviciute
Title: Secretary

By:	/s/ Joseph Turley
Name: Joseph Turley
Title: Treasurer

EQT Fund Management S.à r.l.

By:	/s/ Sara Huda
Name: Sara Huda
Title: Manager

By:	/s/ Joshua Stone
Name: Joshua Stone
Title: Manager